Exhibit 99.1

Timberland Reports Second Quarter 2011 Results

  Second quarter revenue increased 27.1% to $240.1 million, up 20.6% on a constant dollar basis
  Second quarter net loss was $20.1 million, compared with a net loss of $23.5 million for the second quarter of 2010

STRATHAM, N.H.--(BUSINESS WIRE)--August 4, 2011--The Timberland Company (NYSE: TBL) today announced second quarter revenue of $240.1 million, a 27.1% increase compared with revenue of $189.0 million for the same period of 2010. Second quarter net loss was $20.1 million, or $(0.39) per share, compared with a net loss of $23.5 million, or $(0.44) per share, for the same period of 2010.

Second Quarter Results:

  Revenue increased 27.1% compared to the prior year period and was up 20.6% on a constant dollar basis, reflecting strong growth across North America, Europe, and Asia.
  North America revenue increased 15.4% to $106.1 million compared to the prior year period, led by growth from Timberland® footwear and Timberland PRO® footwear, as well as SmartWool® accessories. Europe revenue increased 37.4% to $91.7 million, 24.6% on a constant dollar basis, led by significant growth in the wholesale channel, growth in comparable store sales, and new store openings. Asia revenue increased 40.0% to $42.3 million compared to the prior year period, and increased 28.1% on a constant dollar basis, due to double-digit growth in each of the major markets, strong growth in comparable store sales, and retail expansion.
  Global footwear revenue increased 28.2% to $168.7 million from the second quarter of 2010, led by strong growth in men’s footwear in both wholesale and retail channels across all geographic regions. Apparel and accessories revenue increased 26.8% to $66.0 million, reflecting growth across all regions as well, with Europe wholesale accounts and Asia retail stores driving growth in apparel and SmartWool driving growth in accessories.
  Global wholesale revenue was up 28.7% to $151.1 million compared to the prior year period, driven by double-digit growth in North America, Europe, and Asia. Worldwide consumer direct revenue increased 24.5% to $89.0 million compared to the second quarter of 2010, driven by strong comparable store sales growth and the net addition of sixteen new stores compared to the second quarter of 2010.
  Operating loss for the second quarter of 2011 was $30.9 million, compared to an operating loss of $33.3 million in the prior year period. Gross margin declined 210 basis points to 47.4%, with higher product costs more than offsetting favorable foreign exchange impacts. The Company expects higher product costs to continue through 2011; however, the Company expects a positive impact from strategic price increases in the back half of the year. Operating expense for the second quarter of 2011 was $144.7 million, an increase of 14.1% compared to the prior year period.
  In the second quarter of 2011, the effective tax rate was 32.4% compared to 29.0% in the second quarter of 2010.
  The Company ended the quarter with $233.8 million in cash and no debt. Accounts receivable increased 34.4% to $116.7 million compared to the prior year period, driven by revenue growth and the timing of sales. Inventory at quarter end was $251.7 million, an increase of 42.0%, driven by expected growth for the business in 2011, increased product costs, and efforts to secure product in advance of potential factory capacity constraints.

Webcast Information

As previously announced, the Company will not be hosting a conference call to discuss second quarter results. Replays of previous quarters’ conference calls are available through the investor relations section of the Company’s website.

About Timberland

Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland markets products under the Timberland®, Timberland PRO®, SmartWool®, Timberland Boot Company®, howies®, and Mountain Athletics® brands, all of which offer quality workmanship and detailing and are built to withstand the elements of nature. Timberland’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, Africa and the Middle East. More information about Timberland is available in its reports filed with the Securities and Exchange Commission (SEC).

Forward Looking Statements

Certain statements in this press release may be “forward-looking statements”, within the meaning of the federal securities laws, which are subject to material risks and uncertainties. These forward-looking statements are not guarantees of future financial performance or expected benefits. Many factors could affect our current expectations and our actual results, and could cause results to differ materially. Such factors include, but are not limited to: (i) Timberland’s ability to successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) Timberland’s ability to execute key strategic initiatives; (iii) Timberland’s ability to procure a majority of its products from independent manufacturers; (iv) changes in foreign exchange rates; (v) Timberland’s ability to obtain adequate materials at competitive prices; and (vi) other factors, including those detailed from time to time in Timberland’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other filings we make with the SEC. Timberland undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

This press release includes discussion of constant dollar revenue change, which excludes the impact of changes in foreign currency exchange rates, and is a non-GAAP measure. As required by SEC rules, the Company has provided reconciliations of this measure on attached tables that follow its financial statements. Additional required information regarding this non-GAAP measure is located in the Form 8-K furnished to the SEC on August 4, 2011.

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)

	July 1, 2011	December 31, 2010	July 2, 2010
Assets
Current assets
Cash and equivalents	$233,800	$272,221	$237,798
Accounts receivable, net	116,701	188,336	86,836
Inventory, net	251,720	180,068	177,206
Prepaid expense	32,748	32,729	31,506
Prepaid income taxes	36,245	25,083	27,244
Deferred income taxes	19,343	22,562	27,085
Derivative assets	51	29	7,882
Total current assets	690,608	721,028	595,557

Property, plant and equipment, net	78,411	68,043	64,502
Deferred income taxes	10,148	15,594	18,683
Goodwill and intangible assets, net	72,588	73,797	75,153
Other assets, net	18,264	13,897	12,670

Total assets	$870,019	$892,359	$766,565

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$110,156	$91,025	$78,946
Accrued expense and other current liabilities	89,856	128,051	80,555
Income taxes payable	5,172	25,760	15,330
Deferred income taxes	-	-	388
Derivative liabilities	6,870	1,690	91
Total current liabilities	212,054	246,526	175,310

Other long-term liabilities	38,858	34,322	38,234

Stockholders’ equity	619,107	611,511	553,021

Total liabilities and stockholders’ equity	$870,019	$892,359	$766,565

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Data)

	For the Quarter Ended		For the Six Months Ended
	July 1, 2011	July 2, 2010	July 1, 2011	July 2, 2010
Revenue	$240,127	$188,954	$589,131	$505,996
Cost of goods sold	126,309	95,446	311,999	254,505

Gross profit	113,818	93,508	277,132	251,491

Operating expense
Selling	107,664	86,124	210,740	178,820
General and administrative	36,330	28,942	68,683	56,341
Impairment of goodwill	-	5,395	-	5,395
Impairment of intangible asset	736	7,854	736	7,854
Gain on termination of licensing agreements	-	(1,500)	-	(3,000)
Total operating expense	144,730	126,815	280,159	245,410

Operating income/(loss)	(30,912)	(33,307)	(3,027)	6,081

Other income/(expense), net
Interest, net	27	6	(30)	(60)
Other, net	1,140	269	2,821	136
Total other income/(expense), net	1,167	275	2,791	76

Income/(loss) before income taxes	(29,745)	(33,032)	(236)	6,157

Income tax provision/(benefit)	(9,639)	(9,580)	1,899	3,862

Net income/(loss)	($20,106)	($23,452)	($2,135)	$2,295

Earnings/(loss) per share
Basic	($0.39)	($0.44)	($0.04)	$0.04
Diluted	($0.39)	($0.44)	($0.04)	$0.04
Weighted-average shares outstanding
Basic	51,191	53,225	51,052	53,698
Diluted	51,191	53,225	51,052	54,184

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	For the Six Months Ended
	July 1, 2011	July 2, 2010
Cash flows from operating activities:
Net income/(loss)	($2,135)	$2,295
Adjustments to reconcile net income/(loss) to net cash provided/(used) by operating activities:
Deferred income taxes	9,929	(4,811)
Share-based compensation	6,993	3,647
Depreciation and other amortization	13,033	13,053
Provision for losses on accounts receivable	316	1,584
Impairment of goodwill	-	5,395
Impairment of intangible assets	736	7,854
Excess tax benefit from share-based compensation	(5,116)	(303)
Unrealized (gain)/loss on derivatives	283	(176)
Other non-cash charges/(credits), net	(32)	222
Increase/(decrease) in cash from changes in operating assets and liabilities:
Accounts receivable	75,438	53,559
Inventory	(71,005)	(20,139)
Prepaid expense and other assets	(1,954)	1,429
Accounts payable	19,416	(700)
Accrued expense	(41,607)	(43,006)
Prepaid income taxes	(11,163)	(15,451)
Income taxes payable	(15,527)	(3,611)
Other liabilities	2,160	205
Net cash provided/(used) by operating activities	(20,235)	1,046

Cash flows from investing activities:
Additions to property, plant and equipment	(19,236)	(7,289)
Other	(499)	(116)
Net cash used by investing activities	(19,735)	(7,405)

Cash flows from financing activities:
Common stock repurchases	(40,939)	(44,220)
Issuance of common stock	36,499	2,435
Excess tax benefit from stock option and employee stock purchase plans	5,116	587
Other	(1,195)	(634)
Net cash used by financing activities	(519)	(41,832)

Effect of exchange rate changes on cash and equivalents	2,068	(3,850)

Net decrease in cash and equivalents	(38,421)	(52,041)
Cash and equivalents at beginning of period	272,221	289,839
Cash and equivalents at end of period	$233,800	$237,798

THE TIMBERLAND COMPANY
REVENUE ANALYSIS
(Amounts in Thousands, Unaudited)

	For the Quarter Ended			For the Six Months Ended
	July 1, 2011	July 2, 2010	Change	July 1, 2011	July 2, 2010	Change

Revenue by Segment:
North America	$106,134	$91,995	15.4%	$238,117	$213,853	11.3%
Europe	91,713	66,750	37.4%	257,418	218,380	17.9%
Asia	42,280	30,209	40.0%	93,596	73,763	26.9%
Total Revenue	$240,127	$188,954	27.1%	$589,131	$505,996	16.4%

Revenue by Product:
Footwear	$168,697	$131,589	28.2%	$416,865	$357,150	16.7%
Apparel and Accessories	66,027	52,069	26.8%	160,275	137,758	16.3%
Royalty and Other	5,403	5,296	2.0%	11,991	11,088	8.1%

Revenue by Channel:
Wholesale	$151,119	$117,465	28.7%	$403,132	$349,419	15.4%
Consumer Direct	89,008	71,489	24.5%	185,999	156,577	18.8%

Comparable Store Sales:
U.S. Retail	20.2%	-3.9%		14.5%	-0.5%
Global Retail	14.3%	-0.5%		10.9%	2.1%

Comparable store sales include revenues from Company-operated stores for which all of the following requirements have been met: the store has been open at least one year, square footage has not changed by more than 25% within the past year, and the store has not been permanently repositioned within the past year. Sales for stores that are closed for renovation or relocation are not included in the comparable store calculation while closed. Prior year foreign exchange rates are applied to both current year and prior year comparable store sales to achieve a consistent basis for comparison.

THE TIMBERLAND COMPANY
RECONCILIATION OF TOTAL COMPANY,
NORTH AMERICA, EUROPE AND ASIA REVENUE CHANGES
TO CONSTANT DOLLAR REVENUE CHANGES
(Amounts in Thousands, Unaudited)

Total Company Revenue Reconciliation:
	For the Quarter Ended		For the Six Months Ended
	July 1, 2011		July 1, 2011
	$ Change	% Change	$ Change	% Change
Revenue increase (GAAP)	$51,173	27.1%	$83,135	16.4%
Increase due to foreign exchange rate changes	12,360	6.5%	17,478	3.5%
Revenue increase in constant dollars	$38,813	20.6%	$65,657	12.9%

North America Revenue Reconciliation:
	For the Quarter Ended		For the Six Months Ended
	July 1, 2011		July 1, 2011
	$ Change	% Change	$ Change	% Change
Revenue increase (GAAP)	$14,139	15.4%	$24,264	11.3%
Increase due to foreign exchange rate changes	221	0.2%	490	0.2%
Revenue increase in constant dollars	$13,918	15.2%	$23,774	11.1%

Europe Revenue Reconciliation:
	For the Quarter Ended		For the Six Months Ended
	July 1, 2011		July 1, 2011
	$ Change	% Change	$ Change	% Change
Revenue increase (GAAP)	$24,963	37.4%	$39,038	17.9%
Increase due to foreign exchange rate changes	8,537	12.8%	9,973	4.6%
Revenue increase in constant dollars	$16,426	24.6%	$29,065	13.3%

Asia Revenue Reconciliation:
	For the Quarter Ended		For the Six Months Ended
	July 1, 2011		July 1, 2011
	$ Change	% Change	$ Change	% Change
Revenue increase (GAAP)	$12,071	40.0%	$19,833	26.9%
Increase due to foreign exchange rate changes	3,602	11.9%	7,015	9.5%
Revenue increase in constant dollars	$8,469	28.1%	$12,818	17.4%

Constant dollar revenue changes, which exclude the impact of changes in foreign exchange rates, are not Generally Accepted Accounting Principle (“GAAP”) performance measures. We calculate constant dollar revenue changes by recalculating current year revenue using the prior year’s exchange rates and comparing it to prior year revenue reported on a GAAP basis. We provide constant dollar revenue changes for Total Company, North America, Europe, and Asia revenues because we use the measures to understand the underlying results and trends of the business segments excluding the impact of exchange rate changes that are not under management’s direct control. We have a foreign exchange rate risk management program intended to minimize both the positive and negative effects of currency fluctuations on our reported consolidated results of operations, financial position and cash flows. The actions taken by us to mitigate foreign exchange risk are reflected in cost of goods sold and other, net.

CONTACT:
The Timberland Company
Kristyn Van Ostern, 603-773-1655
Investor Relations
kvanostern@timberland.com